EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 13, 2002, except for the thirteenth paragraph of Note 12, as to which the date is February 21, 2002, relating to the financial statements of Interstate Hotels & Resorts, Inc. and its subsidiaries (the “Company”) for the year ended December 31, 2001, which appear in the Company’s Current Report on Form 8-K, dated June 17, 2004. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Pittsburgh, PA
August 24, 2004